CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form N-14 (the "Registration Statement") of Putnam Tax-Free Income Trust of our report dated September 13, 2004 relating to the financial statements and financial highlights included in the July 31, 2004 Annual Report of Putnam Tax-Free Yield Fund, which financial statements and financial highlights are incorporated by reference into such Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 5, 2004